Exhibit 99.1

Press Release

K-SEA TRANSPORTATION PARTNERS L.P. ANNOUNCES OPERATING RESULTS FOR FOURTH QUARTER OF FISCAL 2009; MAINTAINS $0.77 QUARTERLY DISTRIBUTION

NEW YORK, August 4, 2009 – K-Sea Transportation Partners L.P. (NYSE:KSP) today announced operating results for its fourth fiscal quarter ended June 30, 2009.  The Company reported operating income of $8.3 million, a decrease of $3.5 million, or 30%, compared to the fourth fiscal quarter ended June 30, 2008.  Earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the fourth quarter of fiscal 2009 was $21.4 million, a decrease of $4.0 million, or 16%, compared to $25.4 million in the same quarter last year.  EBITDA is a non-GAAP financial measure that is reconciled to net income, the most directly comparable GAAP measure, in the table below.

The Company also announced today that its Board approved a distribution to unitholders for the fourth fiscal quarter of 2009 of $0.77 per unit, or $3.08 per unit annualized.  The distribution will be payable on August 14, 2009 to unitholders of record on August 10, 2009.  Similar to its fiscal 2009 third quarter, the Company will issue 49,908 limited partner units to the general partner in lieu of $1.248 million in cash distributions (or fewer units should the price per unit be above $25.00 at the issuance date).  The unit issuance has been approved by the Board of Directors of the general partner based on a recommendation from its Conflicts Committee, which consists entirely of independent directors. The general partner is prepared similarly to convert its distributions for the next two quarters into units at the greater of $25.00 per unit or the then current market price.  Future such issuances will be considered by the Board of Directors and Conflicts Committee of the general partner at the time future distributions are considered.

President and CEO Timothy J. Casey said, “Fiscal 2009 was an extremely challenging year in our country’s economy and financial system, as well as for K-Sea.  In addition to an unprecedented decline in U.S. petroleum product demand, which was pronounced in our fourth fiscal quarter, our full year results were negatively impacted by unusual items that total approximately $4.8 million as described below.  At the end of June 2009, our fleet was approximately 70% contractually committed for the next twelve months.  At June 30, 2010, assuming extension options are exercised by our customers and before adding any new period charter we may enter into, our contract cover will be approximately 60%.  We believe these longer term arrangements have enabled us to weather the industry down-turn better than our competitors.

Notwithstanding the current environment, we remain very optimistic about K-Sea’s future.  We focus on transporting cargoes in the range of 20,000 to 150,000 barrels.  The aggregate industry capacity in this size range approximates 18.7 million barrels, of which 28% are single-hull units.  Recently, there has been a noticeable trend for customers to increasingly prefer double-hull vessels over single-hulls.  If all barges currently contracted to be constructed are in fact built and placed into service, and if all existing single-hulls are removed from service, total capacity in this size range would decline by approximately 18%.  As the largest operator of barges in this size range, our market position would be enhanced.

Assuming no unusual items such as the ones we experienced this past year, and based on our expectations for rates and utilization of our spot market capacity, we project our EBITDA for fiscal 2010 will be in the range of $97 million to $103 million.   We expect that, at the midpoint of this range, our distributable cash flow would be approximately $56 million.  We therefore expect to maintain our current $3.08 per unit annual distribution through fiscal 2010.

Three Months Ended June 30, 2009

For the three months ended June 30, 2009, the Company reported operating income of $8.3 million, a decrease of $3.5 million, or 30%, compared to $11.8 million of operating income for the three months ended June 30, 2008.  EBITDA decreased by $4.0 million, or 16%, to $21.4 million for the three months ended June 30, 2009, compared to $25.4 million for the three months ended June 30, 2008. The decrease in operating income and EBITDA resulted from a $4.7 million decrease in net voyage revenue, which is attributable to reduced customer needs and the transitioning of certain of our vessels from contracted service to the spot market.  This decrease was partially offset by a $0.8 million reduction in general and administrative expenses as a result of cost reduction efforts we implemented.  Net income for the three months ended June 30, 2009 was $2.6 million, or $0.16 per fully diluted limited partner unit, a decrease of $3.8 million compared to net income of $6.4 million, or $0.45 per fully diluted limited partner unit, for the three months ended June 30, 2008.

Year Ended June 30, 2009

For the year ended June 30, 2009, the Company reported operating income of $36.5 million, a decrease of $9.1 million, or 20%, compared to $45.6 million of operating income for the year ended June 30, 2008.  Operating income for the year ended June 30, 2009 was impacted negatively by two unusual items: a $1.7 million write-down in the carrying value of the fuel inventory in the tanks of the Company’s tugboats, and $2.5 million of insurance expense due to an additional call by the Company’s insurance carrier.  We were also negatively impacted by a $0.6 million charge resulting from the resolution of an arbitration proceeding.  The decrease also resulted from increased labor, general and administrative expenses, and from higher depreciation and amortization expenses of $5.3 million resulting primarily from the acquisition of the Smith Maritime Group in August 2007, the delivery of six new-build tank barges since September 30, 2007, and the acquisition of eight tugboats in June 2008.  This decrease was offset to some extent by increased average daily rates and vessel utilization as compared to the prior fiscal year.  EBITDA decreased by $6.5 million, or 7%, to $89.3 million for the year ended June 30, 2009, compared to $95.8 million for the year ended June 30, 2008. The year ended June 30, 2008 benefited from a $2.1 million non-recurring gain representing the final settlement of our claims relating to the post-Katrina marine incident in November 2005.  Excluding the unusual and non-recurring items, operating income decreased to $40.6 million from $45.6 million and EBITDA decreased to $93.5 million from $93.7 million.  Operating income and EBITDA excluding the unusual and non-recurring items are non-GAAP financial measures that are reconciled to their most directly comparable GAAP measures in the table below.

Net income for the year ended June 30, 2009 was $13.9 million, or $0.88 per fully diluted limited partner unit, a decrease of $11.8 million compared to net income of $25.7 million, or $1.95 per fully diluted limited partner unit, for the year ended June 30, 2008.  The fiscal 2009 year was adversely impacted by the $9.1 million decrease in operating income and the $2.5 million negative swing in other expense (income), net.  Excluding the unusual and non-recurring items, net income for the year ended June 30, 2009 was $18.1 million, or $1.15 per fully diluted limited partner unit.  The non-recurring gain of $2.1 million related to the insurance claims settlement increased net income per fully diluted limited partner unit by $0.16 for the year ended June 30, 2008.  Net income excluding unusual and non-recurring items is a non-GAAP financial measure that is reconciled to net income, the most directly comparable GAAP measure, in the table below.

Distributable Cash Flow

The Company’s distributable cash flow for the fourth quarter of fiscal 2009 was $10.3 million, or 0.85 times the amount needed to cover the cash distribution of $12.2 million declared in respect of the period.  The coverage ratio for the year ended June 30, 2009 was 0.93 times.  Distributable cash flow is a non-GAAP financial measure that is reconciled to net income, the most directly comparable GAAP measure, in the table below.

Earnings Conference Call

The Company has scheduled a conference call for Wednesday, August 5, 2009, at 9:00 am Eastern time, to review the fiscal 2009 fourth quarter results.  Dial-in information for this call is (866) 356-3377 (Domestic) and (617) 597-5392 (International).   The Passcode is 99488712.  The conference call can also be accessed by webcast, which will be available at www.k-sea.com.  Additionally, a replay of the call will be available by telephone until August 12, 2009; the dial in number for the replay is (888) 286-8010 (Domestic) and (617) 801-6888 (International).  The Passcode is 85967181.

About K-Sea Transportation Partners

K-Sea Transportation Partners is one of the largest coastwise tank barge operators in the United States.  The Company provides refined petroleum products transportation, distribution and logistics services in the U.S. domestic marine transportation market, and its common units trade on the New York Stock Exchange under the symbol KSP.  For additional information, please visit the Company’s website, including the Investor Relations section, at www.k-sea.com .

Use of Non-GAAP Financial Information

The Company reports its financial results in accordance with generally accepted accounting principles (GAAP).  However, certain non-GAAP financial measures such as EBITDA, EBITDA excluding ususual and non-recurring items, operating income excluding ususual and non-recurring items, net income excluding unusual and non-recurring items and distributable cash flow are also presented.  EBITDA and EBITDA excluding unusual and non-recurring items are used as a supplemental financial measures by management and by external users of financial statements to assess (a) the financial performance of the Company’s assets and the Company’s ability to generate cash sufficient to pay interest on indebtedness and make distributions to partners, (b) the Company’s operating performance and return on invested capital as compared to other companies in the industry, and (c) compliance with certain financial covenants in the Company’s debt agreements.  Management believes distributable cash flow is useful as another measure of the Company’s financial and operating performance, and its ability to declare and pay distributions to partners.  Distributable cash flow does not represent the amount of cash required to be distributed under the Company’s partnership agreement.  Management believes that the exclusion of unusual and non-recurring items from EBITDA, operating income and net income enables it to evaluate more effectively the Company’s operations period over period and to identify operating trends that could otherwise be masked by the excluded items.

None of the non-GAAP measures used in this press release should be considered as alternatives to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity under GAAP.  The non-GAAP measures presented herein may not be comparable to similarly titled measures of other companies.  A reconciliation of each of the non-

GAAP measures used in this press release to net income, the most directly comparable GAAP measure, is presented in the tables below.

Cautionary Statements

This press release contains forward-looking statements, which include any statements that are not historical facts, such as the Company’s expectations regarding business outlook, vessel utilization and rates, the duration of the Company’s contract portfolio, growth in earnings, cost increases (including insurance calls), the benefits of long-term charters, future issuances of common units to the general partner in lieu of cash distributions, the level of EBITDA, distributable cash flow and distributions per unit, the amount of vessel operating capacity (both at the Company and in the industry), customer preferences for double-hull vessels, and future results of operations.  These statements involve risks and uncertainties, including, but not limited to, insufficient cash from operations, a decline in demand for refined petroleum products, a decline in demand for tank vessel capacity, the effects of the economic recession, intense competition in the domestic tank barge industry, the occurrence of marine accidents or other hazards, the loss of any of the Company’s largest customers, fluctuations in charter rates, delays or cost overruns in the construction of new vessels,  failure to comply with the Jones Act, modification or elimination of the Jones Act and adverse developments in the marine transportation business and other factors detailed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.  If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected.  The Company disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

Contact K-Sea Transportation Partners L.P

Terrence P. Gill, Chief Financial Officer, 732 565-3818

K-SEA TRANSPORTATION PARTNERS L.P.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except for unit and per unit  data)

	Three months ended		Year ended
	June 30,		June 30,
	2009	2008	2009	2008

Voyage revenue	$68,127	$85,675	$310,429	$312,680
Bareboat charter and other revenue	4,144	4,419	20,033	13,600
Total revenues	72,271	90,094	330,462	326,280

Voyage expenses	10,658	23,550	67,029	79,427
Vessel operating expenses	33,684	33,549	144,291	124,551
General and administrative expenses	6,961	7,782	29,806	28,947
Depreciation and amortization	13,636	13,673	53,582	48,311
Net loss (gain) on disposal of vessels	(952)	(304)	(702)	(601)

Total operating expenses	63,987	78,250	294,006	280,635
Operating income	8,284	11,844	36,456	45,645
Interest expense, net	5,210	5,225	21,503	21,275
Other expense (income), net	517	75	719	(1,827)

Income before provision (benefit) for income taxes	2,557	6,544	14,234	26,197
Provision (benefit) for income taxes	(25)	183	287	529
Net income	$2,582	$6,361	$13,947	$25,668

General partner’s interest in net income	$33	$93	$181	$405
Limited partners’ interest in:
Net income	$2,549	$6,268	$13,766	$25,263
Net income per unit - basic	$0.16	$0.46	$0.89	$1.97
- diluted	$0.16	$0.45	$0.88	$1.95
Weighted average units outstanding - basic	15,770	13,716	15,469	12,847
- diluted	15,891	13,819	15,590	12,952

Supplemental Operating Statistics

	Three months ended		Year ended
	June 30,		June 30,
	2009	2008	2009	2008
Local Trade:
Average daily rate (1)	$7,294	$7,439	$7,513	$7,070
Net utilization (2)	77%	82%	81%	80%

Coastwise Trade:
Average daily rate	$13,862	$14,129	$13,457	$13,731
Net utilization	85%	88%	88%	87%

Total Fleet
Average daily rate	$11,740	$11,784	$11,521	$11,334
Net utilization	82%	85%	85%	84%

(1)               Average daily rate is equal to the net voyage revenue earned by a group of tank vessels during the period, divided by the number of days worked by that group of tank vessels during the period.

(2)               Net utilization is equal to the total number of days worked by a group of tank vessels during the period, divided by total calendar days for that group of tank vessels during the period.

K-SEA TRANSPORTATION PARTNERS L.P.

Reconciliation of Unaudited Non-GAAP Financial Measures to GAAP Measures

(in thousands)

Distributable Cash Flow (1)

	Three months ended	Year ended
	June 30, 2009	June 30, 2009

Net income	$2,582	$13,947
Adjustments to reconcile net income to distributable cash flow :
Depreciation and amortization (2)	14,072	54,565
Non cash compensation cost under long term incentive plan	359	1,324
Adjust gain/loss on vessel sale to net proceeds	(22)	989
Deferred income tax expense (benefit)	(179)	(114)
Non cash insurance expense (3)	—	1,941
Maintenance capital expenditures (4)	(6,500)	(25,300)

Distributable cash flow	$10,312	$47,352
Cash distribution in respect of the period (5)	$12,161	$51,018

Distribution coverage	0.85	0.93

(1) Distributable Cash Flow provides additional information for evaluating our operating performance and ability to continue to make quarterly distributions, and is presented solely as a supplemental performance measure.

(2) Including amortization of deferred financing costs.

(3) Represents non cash insurance expense recorded in the year ended June 30, 2009, which is not required to be paid until August 2009.  Such expense resulted from additional calls made by our insurer on retrospective policy years, which are subject to reassessment prior to the payment date; $529 of additional calls are not added back as they were paid in January 2009.

(4) Maintenance capital expenditures are the estimated cash capital expenditures necessary to maintain the operating capacity of our capital assets over the long term.  This amount includes two components: 1) an allowance for future scheduled drydocking costs calculated using annually updated projections of such costs over the next five years.  Based on historical results, the difference between cumulative amounts charged and the actual amounts spent are adjusted over the same five-year period; 2) an allowance to replace the operating capacity of vessels which are scheduled to phase out by January 1, 2015 under OPA 90.

(5) The distribution for the general partner in respect of the third and fourth quarter is not included because it will be paid in units in lieu of cash.

Earnings before Interest, Taxes, Depreciation and Amortization

	Three months ended		Year ended
	June 30,		June 30,
	2009	2008	2009	2008

Net income	$2,582	$6,361	$13,947	$25,668
Adjustments to reconcile net income to EBITDA :
Depreciation and amortization	13,636	13,673	53,582	48,311
Interest expense, net	5,210	5,225	21,503	21,275
Provision (benefit) for income taxes	(25)	183	287	529

EBITDA	$21,403	$25,442	$89,319	$95,783

Other Non-GAAP Measures

	Year ended
	June 30,
	2009	2008

Operating income	$36,456	$45,645
Additional insurance calls	2,470	—
Fuel inventory write-down	1,723	—

Operating income, as adjusted	$40,649	$45,645

EBITDA	$89,319	$95,783
Additional insurance calls	2,470	—
Fuel inventory write-down	1,723	—
Settlement of legal proceedings	—	(2,073)

EBITDA, as adjusted	$93,512	$93,710

Net income	$13,947	$25,668
Additional insurance calls	2,470	—
Fuel inventory write-down	1,723	—
Settlement of legal proceedings	—	(2,073)

Net income, as adjusted	$18,140	$23,595

Net income per unit - diluted	$0.88	$1.95
Additional insurance calls	0.16	—
Fuel inventory write-down	0.11	—
Settlement of legal proceedings	—	(0.16)

Net income per unit - diluted, as adjusted	$1.15	$1.79

K-SEA TRANSPORTATION PARTNERS L.P.

CONSOLIDATED CONDENSED BALANCE SHEETS

(in thousands)

	June 30,	June 30,
	2009	2008

Assets
Current assets:
Cash and cash equivalents	$1,819	$1,752
Accounts receivable, net	29,819	42,090
Prepaid expenses and other current assets	17,807	21,045
Total current assets	49,445	64,887

Vessels and equipment, net	533,996	608,209
Construction in progress	66,882	40,370
Goodwill	54,300	54,300
Other assets	34,180	30,542
Total assets	$738,803	$798,308

Liabilities and Partners’ Capital
Current liabilities:
Current portion of long-term debt and capital lease obligations	$16,820	$16,754
Accounts payable and accrued expenses	35,614	54,546
Deferred revenue	12,476	14,219
Total current liabilities	64,910	85,519

Term loans and capital lease obligations	225,915	256,381
Credit line borrowings	140,278	166,071
Other liabilities	20,154	6,707
Deferred taxes	3,618	3,933
Total liabilities	454,875	518,611
Non-controlling interest in equity of joint venture	4,514	4,519
Commitments and contingencies
Partners’ Capital	279,414	275,178
Total liabilities and partners’ captial	$738,803	$798,308